Exhibit 99.1

ANTHEM REPORTS SECOND QUARTER 2018 RESULTS

REFLECTING STRONG OVERALL ENTERPRISE-WIDE EXECUTION

•	Second quarter net income was $1.1 billion, growth of 23% over the prior year quarter. Adjusted net income of $4.25 per share grew by 26% year over year.

•	Benefit Expense Ratio was 83.4%, better than expected and driven by strong medical cost performance across all business segments.

•	Medical enrollment totaled 39.5 million members as of June 30, 2018, a decline of 129 thousand members during the quarter.

•	Full year 2018 GAAP net income is now expected to be greater than $14.20 per share. Full year 2018 adjusted net income is now expected to be greater than $15.40 per share.

•	Third quarter 2018 dividend of $0.75 per share declared to shareholders.

Indianapolis, Ind. – July 25, 2018 – Anthem, Inc. (NYSE: ANTM) reported second quarter 2018 financial results driven by strong medical cost performance and a continued focus on optimizing execution.

“We are pleased with our second quarter 2018 financial performance, which demonstrates our ongoing commitment to delivering strong medical cost performance and innovative healthcare solutions to our members,” said Gail K. Boudreaux, President and CEO. “We remain focused on improving fundamental execution across the enterprise and we expect the positive momentum exhibited in the first half of 2018 to persist for the balance of the year. We will also continue to invest in capabilities that will enable us to more effectively meet the needs of our customers and seamlessly adapt to the ever-changing healthcare landscape. I’m excited about the growth opportunities we see ahead of us and I’m confident that with our trusted brand and deep local market presence, we are well-positioned to gain share in our markets and deliver quality, affordable healthcare to our members.”

Based on second quarter results and the business outlook for the remainder of the year, Anthem has increased its outlook for 2018 adjusted net earnings to be greater than $15.40* per share.

*	Refer to the GAAP reconciliation tables on page 14.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment was approximately 39.5 million members at June 30, 2018, a decrease of 888 thousand members from 40.4 million members at June 30, 2017. The enrollment decline was driven by a reduced footprint in the Individual ACA-compliant marketplace in addition to membership losses in Medicaid. Medicare enrollment grew by 254 thousand, year-over-year as a result of acquisitions and organic growth in our existing counties.

Medical enrollment was down 129 thousand lives sequentially, reflecting declines in Medicaid, continued attrition in Individual, and declines in the Local Group business. The decline was partially offset by growth in Medicare enrollment.

Operating Revenue: Operating revenue was $22.7 billion in the second quarter of 2018 compared to $22.2 billion in the prior year quarter. The increase in operating revenue is attributable to premium increases to cover overall cost trends and the return of the health insurance tax in 2018 as well as acquisitions, partially offset by a reduced footprint in the Individual marketplace.

Benefit Expense Ratio: The benefit expense ratio was 83.4 percent in the second quarter of 2018, a decrease of 270 basis points from 86.1 percent in the prior year quarter. The decrease was a result of the return of the health insurance tax in 2018 and enhanced medical cost performance across our business segments.

Medical claims reserves established at December 31, 2017 developed moderately better than the Company’s expectation during the first six months of 2018.

Medical Cost Trend: Local Group medical cost trend for the full year 2018 is expected to be in the range of 6.0% +/- 50 basis points, unchanged from our previous outlook.

Days in Claims Payable: Days in Claims Payable (“DCP”) was 38.7 days as of June 30, 2018, a decrease of 1.6 days sequentially. The decline was primarily due to operational improvements, our reduced participation in the Individual ACA-compliant market, and the timing impact of the America’s 1st Choice acquisition.

SG&A Expense Ratio: The SG&A expense ratio was 15.1 percent in the second quarter of 2018, an increase of 130 basis points from 13.8 percent in the second quarter of 2017. The increase, as expected, was primarily driven by the return of the health insurance tax in 2018 as well as the impact of increased investment spend in 2018 to support growth initiatives. The increase was partially offset by the 2015 cyber attack litigation settlement recorded in the second quarter of 2017.

Operating Cash Flow: Operating cash flow was $542 million in the second quarter of 2018, an increase of $149 million compared to the prior year quarter. Operating cash flow was $2.8 billion, or 1.2 times net income for the six months ending June 30, 2018.

Share Repurchase Program: During the second quarter of 2018, the Company repurchased 1.7 million shares of its common stock at a weighted average price of $229.75 for approximately $0.4 billion. During the first six months of 2018, the Company repurchased 3.4 million shares of its common stock for $0.8 billion, or a weighted average price of $231.61. The Company had approximately $6.4 billion of Board-approved share repurchase authorization remaining as of June 30, 2018.

Cash Dividend: During the second quarter of 2018, the Company paid a quarterly dividend of $0.75 per share, representing a distribution of cash totaling $196 million.

The Audit Committee declared a third quarter 2018 dividend to shareholders of $0.75 per share on July 24, 2018. On an annualized basis, this equates to a dividend of $3.00 per share. The third quarter dividend is payable on September 25, 2018 to shareholders of record at the close of business on September 10, 2018.

Investment Portfolio & Capital Position: During the second quarter of 2018, the Company recorded net realized gains on financial instruments totaling $4.0 million and other-than-temporary impairment losses totaling $4.4 million. During the second quarter of 2017, the Company recorded net realized gains of $16.2 million and other-than-temporary impairment losses totaling $7.2 million.

As of June 30, 2018, the Company’s net unrealized loss position in the investment portfolio was $73.3 million, consisting of fixed maturity securities. The adoption of a change in accounting standards has resulted in the Company accounting for changes in the value of equity securities in realized gains or losses. As of June 30, 2018 cash and investments at the parent company totaled approximately $2.2 billion.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid and Medicare businesses, National Government Services, and the Federal Employee Program); and Other (comprised of unallocated corporate expenses and certain other businesses that do not meet the quantitative thresholds for separate reportable segment disclosure).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended June 30				Six Months Ended June 30
	2018	2017	Change		2018	2017	Change
Operating Revenue
Commercial & Specialty Business	$9,162.9	$10,308.8	(11.1)%		$18,229.3	$20,598.4	(11.5)%
Government Business	13,543.0	11,883.4	14.0%		26,805.4	23,909.1	12.1%
Other	8.9	5.8	53.4%		22.4	10.0	124.0%

Total Operating Revenue[1]	22,714.8	22,198.0	2.3%		$45,057.1	$44,517.5	1.2%
Operating Gain / (Loss)
Commercial & Specialty Business	$1,052.8	$967.9	8.8%		$2,461.2	$2,270.3	8.4%
Government Business	537.4	293.3	83.2%		1,028.3	611.9	68.1%
Other	(31.2)	(34.2)	NM	[2]	(62.6)	(69.8)	NM	[2]

Total Operating Gain[1]	$1,559.0	$1,227.0	27.1%		$3,426.9	$2,812.4	21.8%
Operating Margin
Commercial & Specialty Business	11.5%	9.4%	210	bp	13.5%	11.0%	250	bp
Government Business	4.0%	2.5%	150	bp	3.8%	2.6%	120	bp
Total Operating Margin[1]	6.9%	5.5%	140	bp	7.6%	6.3%	130	bp

(1)	See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $1,052.8 million in the second quarter of 2018, an increase of $84.9 million, or 8.8 percent, from $967.9 million in the second quarter of 2017. The increase was driven by improved medical cost performance and the 2015 cyber attack litigation settlement recorded in the second quarter of 2017, partially offset by our reduced participation in the Individual ACA-compliant marketplace and increased investment spend in 2018 to support growth initiatives.

Government Business: Operating gain in the Government Business segment was $537.4 million in the second quarter of 2018, an increase of $244.1 million, or 83.2 percent, from $293.3 million in the second quarter of 2017. The increase is a result of the acquisitions of HealthSun and America’s 1st Choice in addition to organic membership growth in Medicare.

Other: The Company reported an operating loss of $31.2 million in the Other segment for the second quarter of 2018, compared with an operating loss of $34.2 million in the prior year quarter.

OUTLOOK

Full Year 2018:

•	Net income is now expected to be greater than $14.20 per share, including approximately $1.20 per share of net unfavorable items. Excluding these items, adjusted net income is now expected to be greater than $15.40 per share (refer to the GAAP reconciliation table on page 14).

•	Medical membership is now expected to be in the range of 39,900,000 - 40,100,000. Fully-insured membership is now expected to be in the range of 14,600,000 - 14,700,000 and self-funded membership is expected to be in the range of 25,300,000 - 25,400,000.

•	Operating revenue is expected to be in the range of $91.0 - $92.0 billion.

•	Benefit expense ratio is expected to be in the range of 84.4% plus or minus 30 basis points.

•	SG&A ratio is expected to be in the range of 15.4% plus or minus 30 basis points.

•	Operating cash flow is expected to be greater than $4.0 billion.

Basis of Presentation

1.	Operating revenue and operating gain are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain is calculated as total operating revenue less benefit expense and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 14 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s second quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

800-230-1059 (Domestic)	800-475-6701 (Domestic Replay)
612-234-9960 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 432035. The replay will be available from 11:00 a.m. EDT today, until the end of the day on August 8, 2018. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Chris Rigg, 317-488-6887	Jill Becher, 414-234-1573
Chris.rigg@anthem.com	Jill.becher@anthem.com

About Anthem, Inc.

Anthem is working to transform health care with trusted and caring solutions. Our health plan companies deliver quality products and services that give their members access to the care they need. With over 73 million people served by its affiliated companies, including nearly 40 million within its family of health plans, Anthem is one of the nation’s leading health benefits companies. For more information about Anthem’s family of companies, please visit www.antheminc.com/companies.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	June 30, 2018	June 30, 2017	December 31, 2017	June 30, 2017	December 31, 2017
Customer Type
Local Group	15,612	15,705	15,870	(0.6)%	(1.6)%
Individual	712	1,779	1,588	(60.0)%	(55.2)%
National:
National Accounts	7,833	7,760	7,683	0.9%	2.0%
BlueCard®	5,653	5,561	5,521	1.7%	2.4%

Total National	13,486	13,321	13,204	1.2%	2.1%
Medicare	1,738	1,484	1,545	17.1%	12.5%
Medicaid	6,391	6,529	6,475	(2.1)%	(1.3)%
FEP®	1,560	1,569	1,562	(0.6)%	(0.1)%

Total Medical Membership	39,499	40,387	40,244	(2.2)%	(1.9)%

Funding Arrangement
Self-Funded	25,273	24,938	24,966	1.3%	1.2%
Fully-Insured	14,226	15,449	15,278	(7.9)%	(6.9)%

Total Medical Membership	39,499	40,387	40,244	(2.2)%	(1.9)%

Reportable Segment
Commercial & Specialty Business	29,810	30,805	30,662	(3.2)%	(2.8)%
Government Business	9,689	9,582	9,582	1.1%	1.1%

Total Medical Membership	39,499	40,387	40,244	(2.2)%	(1.9)%

Other Membership
Life and Disability Members	4,673	4,705	4,700	(0.7)%	(0.6)%
Dental Members	5,788	5,818	5,864	(0.5)%	(1.3)%
Dental Administration Members	5,384	5,335	5,342	0.9%	0.8%
Vision Members	6,760	6,791	6,867	(0.5)%	(1.6)%
Medicare Advantage Part D Members	933	679	702	37.4%	32.9%
Medicare Part D Standalone Members	312	322	318	(3.1)%	(1.9)%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended June 30
	2018	2017	Change
Revenues
Premiums	$21,248.4	$20,813.1	2.1%
Administrative fees and other revenue	1,466.4	1,384.9	5.9%

Total operating revenue	22,714.8	22,198.0	2.3%
Net investment income	229.3	200.2	14.5%
Net realized gains on financial instruments	4.0	16.2	(75.3)%
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(4.4)	(7.3)	(39.7)%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	—	0.1	NM

Other-than-temporary impairment losses recognized in income	(4.4)	(7.2)	(38.9)%

Total revenues	22,943.7	22,407.2	2.4%
Expenses
Benefit expense	17,727.8	17,917.2	(1.1)%
Selling, general and administrative expense:
Selling expense	323.6	345.5	(6.3)%
General and administrative expense	3,104.4	2,708.3	14.6%

Total selling, general and administrative expense	3,428.0	3,053.8	12.3%
Interest expense	191.7	189.9	0.9%
Amortization of other intangible assets	93.6	40.6	130.5%
Gain on extinguishment of debt	(0.9)	—	NM

Total expenses	21,440.2	21,201.5	1.1%

Income before income tax expense	1,503.5	1,205.7	24.7%
Income tax expense	450.1	350.4	28.5%

Net income	$1,053.4	$855.3	23.2%

Net income per diluted share	$3.98	$3.16	25.9%

Diluted shares	264.5	270.8	(2.3)%
Benefit expense as a percentage of premiums	83.4%	86.1%	(270	)bp
Selling, general and administrative expense as a percentage of total operating revenue	15.1%	13.8%	130	bp
Income before income taxes as a percentage of total revenue	6.6%	5.4%	120	bp

(1)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Six Months Ended June 30
	2018	2017	Change
Revenues
Premiums	$42,151.2	$41,764.4	0.9%
Administrative fees and other revenue	2,905.9	2,753.1	5.6%

Total operating revenue	45,057.1	44,517.5	1.2%
Net investment income	458.5	407.4	12.5%
Net realized (losses)/gains on financial instruments	(22.1)	23.5	NM
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(12.3)	(16.9)	(27.2)%
Portion of other-than-temporary impairment losses recognized in other comprehensive income	—	1.6	NM

Other-than-temporary impairment losses recognized in income	(12.3)	(15.3)	(19.6)%

Total revenues	45,481.2	44,933.1	1.2%
Expenses
Benefit expense	34,773.7	35,460.0	(1.9)%
Selling, general and administrative expense:
Selling expense	641.8	694.1	(7.5)%
General and administrative expense	6,214.7	5,551.0	12.0%

Total selling, general and administrative expense	6,856.5	6,245.1	9.8%
Interest expense	375.9	424.9	(11.5)%
Amortization of other intangible assets	173.1	82.4	110.1%
Loss on extinguishment of debt	18.2	—	NM

Total expenses	42,197.4	42,212.4	—%

Income before income tax expense	3,283.8	2,720.7	20.7%
Income tax expense	917.9	855.5	7.3%

Net income	$2,365.9	$1,865.2	26.8%

Net income per diluted share	$8.97	$6.89	30.2%

Diluted shares	263.7	270.6	(2.5)%
Benefit expense as a percentage of premiums	82.5%	84.9%	(240	)bp
Selling, general and administrative expense as a percentage of total operating revenue	15.2%	14.0%	120	bp
Income before income taxes as a percentage of total revenue	7.2%	6.1%	110	bp

(1)	“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,682.0	$3,608.9
Fixed maturity securities	17,081.6	17,377.3
Equity securities	2,435.3	3,599.2
Other invested assets, current	23.8	17.2
Accrued investment income	161.6	162.5
Premium receivables	4,268.3	3,605.2
Self-funded receivables	2,650.0	2,579.7
Other receivables	2,182.6	2,266.5
Income taxes receivable	154.5	341.9
Securities lending collateral	624.6	455.1
Other current assets	3,106.1	2,249.3

Total current assets	37,370.4	36,262.8
Long-term investments:
Fixed maturity securities	487.5	560.8
Equity securities	32.9	32.8
Other invested assets	3,495.2	3,343.8
Property and equipment, net	2,392.2	2,174.9
Goodwill	20,414.5	19,231.2
Other intangible assets	9,224.3	8,368.4
Other noncurrent assets	950.4	565.3

Total assets	$74,367.4	$70,540.0

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$7,545.3	$7,991.5
Reserves for future policy benefits	72.1	69.9
Other policyholder liabilities	3,009.8	2,950.3

Total policy liabilities	10,627.2	11,011.7
Unearned income	2,089.9	860.3
Accounts payable and accrued expenses	5,931.4	5,024.4
Security trades pending payable	159.9	112.6
Securities lending payable	624.3	454.4
Short-term borrowings	1,120.0	1,275.0
Current portion of long-term debt	650.2	1,274.6
Other current liabilities	3,302.8	3,343.0

Total current liabilities	24,505.7	23,356.0
Long-term debt, less current portion	17,515.4	17,382.2
Reserves for future policy benefits, noncurrent	644.7	647.3
Deferred tax liabilities, net	1,902.2	1,726.5
Other noncurrent liabilities	1,074.4	925.1

Total liabilities	45,642.4	44,037.1

Shareholders’ equity
Common stock	2.6	2.6
Additional paid-in capital	9,747.9	8,547.4
Retained earnings	19,757.3	18,054.4
Accumulated other comprehensive loss	(782.8)	(101.5)

Total shareholders’ equity	28,725.0	26,502.9

Total liabilities and shareholders’ equity	$74,367.4	$70,540.0

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Six Months Ended June 30
	2018	2017
Operating activities
Net income	$2,365.9	$1,865.2
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses/(gains) on financial instruments	22.1	(23.5)
Other-than-temporary impairment losses recognized in income	12.3	15.3
Loss on extinguishment of debt	18.2	—
Loss on disposal of assets	0.5	0.4
Deferred income taxes	1.9	(209.9)
Amortization, net of accretion	495.1	385.0
Depreciation expense	60.6	54.5
Share-based compensation	78.1	87.1
Changes in operating assets and liabilities:
Receivables, net	(570.1)	(134.7)
Other invested assets	(11.0)	(22.4)
Other assets	(445.2)	(322.4)
Policy liabilities	(609.9)	254.0
Unearned income	1,157.6	865.9
Accounts payable and accrued expenses	28.8	(53.0)
Other liabilities	70.1	81.5
Income taxes	187.4	281.7
Other, net	(105.3)	(43.4)

Net cash provided by operating activities	2,757.1	3,081.3
Investing activities
Purchases of fixed maturity securities	(4,885.8)	(7,637.0)
Proceeds from sales and maturities of fixed maturity securities	4,881.1	6,119.3
Purchases of equity securities	(657.9)	(506.0)
Proceeds from sales of equity securities	1,777.1	214.7
Purchases of other invested assets	(246.7)	(162.3)
Proceeds from sales of other invested assets	197.8	121.8
Change in collateral and settlements of non-hedging derivatives	—	(2.1)
Changes in securities lending collateral	(170.0)	(134.8)
Purchases of subsidiaries, net of cash acquired	(1,722.5)	—
Net purchases of property and equipment	(532.5)	(294.2)
Other, net	15.2	11.8

Net cash used in investing activities	(1,344.2)	(2,268.8)
Financing activities
Net (repayments of)/proceeds from commercial paper borrowings	(703.7)	1,347.8
Net (repayments of)/proceeds from short-term borrowings	(155.0)	140.0
Net proceeds from/(repayments of) long-term borrowings	171.9	(929.9)
Changes in securities lending payable	169.9	134.8
Changes in bank overdrafts	69.4	(146.2)
Proceeds from equity put options	0.3	—
Proceeds from issuance of common stock under Equity Unit contracts	1,250.0	—
Repurchase and retirement of common stock	(795.0)	(509.0)
Change in collateral and settlements of debt-related derivatives	21.9	(128.4)
Cash dividends	(388.3)	(344.0)
Proceeds from issuance of common stock under employee stock plans	94.8	151.0
Taxes paid through withholding of common stock under employee stock plans	(75.6)	(45.6)

Net cash (used in) financing activities	(339.4)	(329.5)
Effect of foreign exchange rates on cash and cash equivalents	(0.4)	2.9

Change in cash and cash equivalents	1,073.1	485.9
Cash and cash equivalents at beginning of year	3,608.9	4,075.3

Cash and cash equivalents at end of period	$4,682.0	$4,561.2

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended June 30		Years Ended December 31
	2018	2017	2017	2016	2015
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$7,991.5	$7,892.6	$7,892.6	$7,569.8	$6,861.2
Ceded medical claims payable, beginning of period	(104.9)	(539.1)	(539.1)	(645.6)	(767.4)

Net medical claims payable, beginning of period	7,886.6	7,353.5	7,353.5	6,924.2	6,093.8

Business combinations and purchase adjustments	199.2	—	75.8	—	121.8
Net incurred medical claims:
Current year	34,733.8	35,686.5	71,872.3	66,371.4	60,708.4
Prior years redundancies(1)	(804.5)	(951.0)	(1,164.6)	(850.4)	(800.2)

Total net incurred medical claims	33,929.3	34,735.5	70,707.7	65,521.0	59,908.2

Net payments attributable to:
Current year medical claims	28,146.4	28,540.4	64,249.7	59,156.6	54,067.7
Prior years medical claims	6,358.2	6,070.9	6,000.7	5,935.1	5,131.9

Total net payments	34,504.6	34,611.3	70,250.4	65,091.7	59,199.6

Net medical claims payable, end of period	7,510.5	7,477.7	7,886.6	7,353.5	6,924.2
Ceded medical claims payable, end of period	34.8	491.8	104.9	539.1	645.6

Gross medical claims payable, end of period	$7,545.3	$7,969.5	$7,991.5	$7,892.6	$7,569.8

Current year medical claims paid as a percentage of current year net incurred medical claims	81.0%	80.0%	89.4%	89.1%	89.1%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	11.4%	14.9%	18.8%	14.0%	15.1%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	1.1%	1.5%	1.8%	1.4%	1.4%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled foramounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below.

	Three Months Ended June 30			Six Months Ended June 30
(In millions, except per share data)	2018	2017	Change	2018	2017	Change
Net income	$1,053.4	$855.3	23.2%	$2,365.9	$1,865.2	26.8%
Add / (Subtract):
Net realized losses/(gains) on financial instruments	(4.0)	(16.2)		22.1	(23.5)
Amortization of other intangible assets	93.6	40.6		173.1	82.4
Other-than-temporary impairment losses recognized in income	4.4	7.2		12.3	15.3
(Gain)/Loss on extinguishment of debt	(0.9)	—		18.2	—
2015 cyber attack litigation	—	115.0		—	115.0
Transaction related costs	—	51.2		9.0	150.9
Penn Treaty assessment costs	—	—		—	253.8
Income tax true-up of prior transaction costs	—	(69.3)		—	(69.3)
Tax impact of non-GAAP adjustments	(22.6)	(71.4)		(55.9)	(212.0)

Net adjustment items	70.5	57.1		178.8	312.6

Adjusted net income	$1,123.9	$912.4	23.2%	$2,544.7	$2,177.8	16.8%

Net income per diluted share	$3.98	$3.16	25.9%	$8.97	$6.89	30.2%
Add / (Subtract):
Net realized losses/(gains) on financial instruments	(0.02)	(0.06)		0.08	(0.09)
Amortization of other intangible assets	0.35	0.15		0.66	0.30
Other-than-temporary impairment losses recognized in income	0.02	0.03		0.05	0.06
Loss on extinguishment of debt	—	—		0.07	—
2015 cyber attack litigation	—	0.42		—	0.42
Transaction related costs	—	0.19		0.03	0.56
Penn Treaty assessment costs	—	—		—	0.94
Income tax true-up of prior transaction costs	—	(0.26)		—	(0.26)
Tax impact of non-GAAP adjustments	(0.09)	(0.26)		(0.21)	(0.78)
Rounding Impact	0.01	—		—	0.01

Net adjustment items	0.27	0.21		0.68	1.16

Adjusted net income per diluted share	$4.25	$3.37	26.1%	$9.65	$8.05	19.9%

	Full Year 2018 Outlook
Net income per diluted share	Greater than $14.20
Add / (Subtract):
Net realized losses on financial instruments	0.08
Other-than-temporary impairment losses recognized in income	0.05
Loss on extinguishment of debt	0.07
Transaction related costs	0.03
Amortization of other intangible assets	Approximately $1.35
Tax impact of non-GAAP adjustments	Approximately ($0.38)

Net adjustment items	Approximately $1.20

Adjusted net income per diluted share	Greater than $15.40

	Three Months Ended June 30			Six Months Ended June 30
(In millions)	2018	2017	Change	2018	2017	Change
Reportable segments operating gain	$1,559.0	$1,227.0	27.1%	$3,426.9	$2,812.4	21.8%
Net investment income	229.3	200.2		458.5	407.4
Net realized gains/(losses) on financial instruments	4.0	16.2		(22.1)	23.5
Other-than-temporary impairment losses recognized in income	(4.4)	(7.2)		(12.3)	(15.3)
Interest expense	(191.7)	(189.9)		(375.9)	(424.9)
Amortization of other intangible assets	(93.6)	(40.6)		(173.1)	(82.4)
Loss on extinguishment of debt	0.9	—		(18.2)	—

Income before income tax expense	$1,503.5	$1,205.7	24.7%	$3,283.8	$2,720.7	20.7%

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of federal and state regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, or collectively the ACA; trends in healthcare costs and utilization rates; our ability to contract with providers on cost-effective and competitive terms; our ability to secure sufficient premium rates including regulatory approval for and implementation of such rates; reduced enrollment; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon, our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services, or CMS, Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; competitive pressures, including competitor pricing, which could affect our ability to maintain or increase our market share; a negative change in our healthcare product mix; our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; costs and other liabilities associated with litigation, government investigations, audits or reviews; the ultimate outcome of litigation between Cigna Corporation, or Cigna, and us related to the merger agreement between the parties, including our claim for damages against Cigna, Cigna’s claim for payment of a termination fee and other damages against us, and the potential for such litigation to cause us to incur substantial costs, materially distract management and negatively impact our reputation and financial positions; medical malpractice or professional liability claims or other risks related to healthcare services provided by our subsidiaries; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; failure to effectively maintain and modernize our information systems; non-compliance by any party with the Express Scripts, Inc. pharmacy benefit management services agreement, which could result in financial penalties, our inability to meet customer demands, and sanctions imposed by governmental entities, including CMS; state guaranty fund assessments for insolvent insurers; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; regional concentrations of our business and future public health epidemics and catastrophes; general risks associated with mergers, acquisitions and strategic alliances; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; changes in U.S. tax laws; intense competition to attract and retain employees; various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations; and general economic downturns.